Exhibit 99.1

WEX Inc. Reports Fourth Quarter 2014 Financial Results

Strong revenue and operating growth driven by solid execution across segments and progress against strategic initiatives

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 9, 2015--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months and twelve months ended December 31, 2014.

Fourth Quarter 2014 Financial Results

Total revenue for the fourth quarter of 2014 increased 16% to $211.9 million from $182.3 million for the fourth quarter of 2013. Net income to common shareholders on a GAAP basis was $47.9 million, or $1.23 per diluted share, compared with $34.5 million, or $0.88 per diluted share, for the fourth quarter of 2013.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2014 decreased 18% to $37.2 million, or $0.96 per diluted share, from $45.7 million, or $1.17 per diluted share, for the same period a year ago. This includes the impact of a non-operating pre-tax expense of $8.1 million related to a net foreign exchange loss. Excluding the impact of the foreign exchange losses, adjusted net income results for the quarter and full year would have been in the guidance range. For comparative purposes, adjusted net income for prior periods reflects the exclusion of stock-based compensation expense to conform to the approach that was adopted earlier this year. See Exhibit 1 for a full reconciliation of adjusted net income.

For the full year 2014, revenue increased 14% to $817.6 million from $717.5 million in 2013. Net income to common shareholders on a GAAP basis was $5.18 per diluted share in 2014 compared to $3.82 per diluted share in 2013. On a non-GAAP basis, adjusted net income increased 8% to $4.96 per diluted share from $4.60 per diluted share in 2013.

“We delivered strong top-line growth and solid operating performance throughout 2014," said Melissa Smith, WEX's president and chief executive officer. “Despite the foreign exchange and fuel price headwinds we experienced this quarter, the underlying fundamentals of our business remain very strong and we look to carry this momentum forward into 2015.”

Smith continued, “In 2014, we made significant progress against our strategic objectives to accelerate our growth, make targeted investments and drive scale across the organization. In particular, we made transformative investments including the purchase of ExxonMobil's European commercial fuel card program as well as our entry into the healthcare payments market through our acquisition of Evolution1. These important investments have greatly expanded our addressable market and positioned WEX for future growth. As we look ahead to 2015, we remain well positioned in the markets we serve to capture additional market share and to continue to establish our position as a leading diversified global payments provider.”

Fourth Quarter 2014 Performance Metrics

Where applicable, the performance metrics listed below include the Esso portfolio in Europe;

  Average number of vehicles serviced worldwide was approximately 8.5 million, an increase of 10% from the fourth quarter of 2013.
  Total fuel transactions processed increased 3% from the fourth quarter of 2013 to 95.7 million. Payment processing transactions increased 9% to 79.2 million.
  Average expenditure per payment processing transaction decreased 8% from the fourth quarter of 2013 to $76.66.
  U.S. retail fuel price decreased 10% to $3.17 per gallon from $3.54 per gallon in the fourth quarter of 2013.
  Total corporate card purchase volume grew 37% to $4.5 billion, from $3.3 billion for the fourth quarter of 2013.

Financial Guidance and Assumptions

“Through 2014 we saw considerable momentum throughout our business. We are encouraged by our underlying organic growth and the results of our strategic investments that are globalizing the business and penetrating new markets. Our overall capital structure remains strong, and we are well-positioned for long-term growth and value creation.” said Steve Elder, WEX senior vice president and chief financial officer.

  For the first quarter of 2015, WEX expects revenue in the range of $192 million to $201 million and adjusted net income in the range of $37 million to $40 million, or $0.94 to $1.02 per diluted share.
  For the full year 2015, the Company expects revenue in the range of $860 million to $890 million and adjusted net income to be in the range of $191 million to $203 million, or $4.90 to $5.20 per diluted share.

First quarter 2015 guidance is based on an assumed average U.S. retail fuel price of $2.59 per gallon, and approximately 39 million shares outstanding. Full-year 2015 guidance is based on an assumed average U.S. retail fuel price of $2.62 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that first quarter and full year 2015 fleet credit loss will range between 10 and 15 basis points. Our guidance also includes exchange rate impacts of approximately 7 cents of earnings per share through January 2015, and assumes that exchange rates will remain in the range of the December 31, 2014 rates for the remainder of the year, and also includes $11 million to $14 million of after tax losses related to the Esso portfolio in Europe.

The Company's guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, stock-based compensation and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended December 31, 2014 and 2013.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the fourth quarter of 2014, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market gain of $34.2 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2014. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months and for the years ended December 31, 2014 and 2013 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 9, 2015, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 59072490. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing 9 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Evolution1, WEX Australia, WEX New Zealand and WEX Europe, as well as a majority equity position in UNIK S.A., (Brazil) and WEX Europe Services (England). WEX and its subsidiaries employ more than 2,000 associates. For more information, visit www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities, acquisitions and market expansion; and confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payments and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the fluctuations of fuel prices; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities, or loss of relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank and the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2013, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2014. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenues
Fleet payment solutions	$136,409	$133,471	$562,169	$527,424
Other payment solutions	75,455	48,812	255,478	190,039
Total revenues	211,864	182,283	817,647	717,463
Expenses
Salary and other personnel	58,089	42,328	200,809	164,521
Service fees	31,716	23,663	119,876	103,428
Provision for credit losses	8,990	6,514	32,144	20,200
Technology leasing and support	8,397	5,505	30,581	24,217
Occupancy and equipment	4,789	4,149	18,278	15,967
Advertising	2,982	2,797	11,814	11,176
Marketing	1,245	961	3,934	3,684
Postage and shipping	1,498	1,411	5,369	5,140
Communications	2,521	1,891	9,213	7,069
Depreciation, amortization and impairments	20,586	14,940	70,380	58,208
Operating interest expense	1,690	1,082	6,437	4,287
Other	7,840	5,807	30,064	22,827
Gain on sale of subsidiary	(321)	—	(27,490)	—
Total operating expenses	150,022	111,048	511,409	440,724
Operating income	61,842	71,235	306,238	276,739
Financing interest expense	(11,570)	(7,342)	(36,042)	(29,419)
Net foreign currency (loss) gain	(8,149)	(744)	(13,438)	964
Net realized and unrealized gain (loss) on fuel price derivatives	37,155	(7,070)	46,212	(9,851)
Decrease (increase) in amount due under tax receivable agreement	25	(183)	(1,331)	(33)
Income before income taxes	79,303	55,896	301,639	238,400
Income taxes	32,064	22,005	101,621	90,102
Net income	47,239	33,891	200,018	148,298
Less: Net loss from non-controlling interests	(654)	(577)	(2,193)	(910)
Net earnings attributable to WEX Inc.	$47,893	$34,468	$202,211	$149,208
Net earnings attributable to WEX Inc. per share:
Basic	$1.23	$0.88	$5.20	$3.83
Diluted	$1.23	$0.88	$5.18	$3.82
Weighted average common shares outstanding:
Basic	38,872	38,983	38,890	38,946
Diluted	38,976	39,103	39,000	39,103

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)
	December 31,
	2014	2013
Assets
Cash and cash equivalents	$284,763	$361,486
Accounts receivable (less reserve for credit losses of $13,919 in 2014 and $10,396 in 2013)	1,865,540	1,712,061
Income taxes receivable	6,859	—
Available-for-sale securities	18,940	15,963
Fuel price derivatives, at fair value	40,969	—
Property, equipment and capitalized software, net	105,596	72,275
Deferred income taxes, net	5,764	88,965
Goodwill	1,116,365	819,892
Other intangible assets, net	498,045	206,744
Other assets	175,506	154,892
Total assets	$4,118,347	$3,432,278
Liabilities and Stockholders’ Equity
Accounts payable	$425,956	$512,878
Accrued expenses	137,227	92,335
Income taxes payable	—	16,066
Deposits	979,553	1,088,930
Revolving line-of-credit facilities and term loan	901,564	285,000
Deferred income taxes, net	43,752	13,528
Notes outstanding	400,000	400,000
Other debt	52,975	7,278
Amounts due under tax receivable agreement	69,637	77,785
Fuel price derivatives, at fair value	—	7,358
Other liabilities	13,372	9,094
Total liabilities	3,024,036	2,510,252

Redeemable non-controlling interest	16,590	18,729
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,021 in 2014 and 42,901 in 2013 shares issued; 38,897 in 2014 and 38,987 in 2013 shares outstanding	430	429
Additional paid-in capital	179,077	168,891
Non-controlling interest	17,396	519
Retained earnings	1,081,730	879,519
Accumulated other comprehensive (loss)	(50,581)	(15,495)
Treasury stock at cost; 4,218 shares in 2014 and 4,007 shares in 2013	(150,331)	(130,566)
Total stockholders’ equity	1,077,721	903,297
Total liabilities and stockholders’ equity	$4,118,347	$3,432,278

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Earnings Fourth Quarter and Full Year Ended 2014 and 2013 (in thousands) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Adjusted net income attributable to WEX Inc.	$37,232	$45,680	$193,610	$179,844
Unrealized gain (loss) on fuel price derivatives	34,187	(6,862)	48,327	(5,628)
Amortization of acquired intangible assets	(12,207)	(8,583)	(40,622)	(33,147)
Stock-based compensation	(3,701)	(2,547)	(13,790)	(9,429)
Deferred loan costs associated with the extinguishment of debt	—	—	—	(1,004)
Non-cash adjustments related to tax receivable agreement	25	(183)	(1,331)	(33)
Gain on divestiture	321	—	27,490	—
Expenses and adjustments related to acquisitions	(1,635)	—	(7,694)	658
ANI adjustments attributable to non-controlling interests	1,178	472	2,191	1,443
Tax impact	(7,507)	6,491	(5,970)	16,504
Net earnings attributable to WEX Inc.	$47,893	$34,468	$202,211	$149,208

Beginning in 2014, adjusted net income attributable to WEX Inc. excludes the expense of stock-based compensation and certain acquisition related expenses. For comparative purposes, adjusted net income attributable to WEX Inc. for the prior period has been adjusted to reflect the exclusion of stock-based compensation and differs from the figures previously reported due to this adjustment. The Company believes these adjustments make this non-GAAP measurement more comparable to its peers. In addition, in light of the sale of Pacific Pride Services LLC, the Company has decided that the gain or loss associated with a divestiture will not be included in adjusted net income attributable to WEX Inc., which it believes is consistent with the Company's practice of excluding other non-recurring items associated with strategic transactions. The Company recognized a gain on the sale of Pacific Pride.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses, non-cash adjustments related to the Company's tax receivable agreement and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  The gain or loss from a divestiture is not indicative of the performance of the ongoing operations of the business.
  The Company considers certain acquisition-related costs, such as investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2 Selected Non-Financial Metrics
	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
Fleet Payment Solutions – Payment Processing Revenue:(1)
Payment processing transactions (000s)	79,195	80,379	78,390	73,327	72,962
Gallons per payment processing transaction	23.4	23.1	23.2	23.2	23.2
Payment processing gallons of fuel (000s)	1,850,304	1,859,894	1,816,204	1,703,887	1,691,884
Average US fuel price (US$ / gallon)	$3.17	$3.61	$3.76	$3.64	$3.54
Average Australian fuel price (US$ / gallon)	$4.63	$5.22	$5.44	$5.34	$5.30
Payment processing $ of fuel (000s)	$6,071,384	$6,842,202	$6,933,978	$6,301,668	$6,112,394
Net payment processing rate	1.37%	1.37%	1.36%	1.36%	1.40%
Fleet payment processing revenue (000s)	$83,336	$93,462	$94,550	$85,702	$85,402

Other Payment Solutions – Payment Processing Revenue:(2)
Payment solutions purchase volume (000s)	$4,500,724	$5,477,610	$4,339,339	$3,670,609	$3,287,160
Net interchange rate	0.89%	0.83%	0.86%	0.81%	0.96%
Payment solutions processing revenue (000s)	$40,279	$45,476	$37,460	$29,683	$31,536

(1)As of December 1, 2014, includes metrics for the Esso portfolio in Europe where applicable.

(2)Excludes payment processing revenue from rapid! PayCard and UNIK. As of July 16, 2014, includes interchange volume and associated revenue for Evolution1.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Fourth Quarter and Full Year Ended 2014 and 2013 (in thousands) (unaudited)
Fleet Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing	$83,336	$85,402	$(2,066)	(2)%	$357,050	$348,291	$8,759	3%
Transaction processing	4,096	4,893	(797)	(16)%	18,448	19,444	(996)	(5)%
Account servicing	21,074	18,876	2,198	12%	81,217	75,123	6,094	8%
Finance fees	21,801	16,851	4,950	29%	75,703	59,520	16,183	27%
Other	6,102	7,449	(1,347)	(18)%	29,751	25,046	4,705	19%
Total revenues	$136,409	$133,471	$2,938	2%	$562,169	$527,424	$34,745	7%
Other Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing	$42,810	$33,674	$9,136	27%	$162,937	$133,615	$29,322	22%
Transaction processing	2,100	1,864	236	13%	7,190	5,627	1,563	28%
Account servicing	14,678	3,500	11,178	319%	34,292	11,883	22,409	189%
Finance fees	1,139	1,591	(452)	(28)%	5,180	6,368	(1,188)	(19)%
Other	14,728	8,183	6,545	80%	45,879	32,546	13,333	41%
Total revenues	$75,455	$48,812	$26,643	55%	$255,478	$190,039	$65,439	34%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com